Exhibit 99.1

Wayfair Announces Proposed Offering of $700 Million Senior Secured Notes

BOSTON, March 10, 2025 – Wayfair Inc. (NYSE: W) (the “Company,” “we” or “Wayfair”) today announced that its subsidiary, Wayfair LLC (the “Issuer”), intends to offer, subject to market and other conditions, $700 million in aggregate principal amount of senior secured notes due 2030 (the “Notes”) in a private offering.

We intend to use the net proceeds from the Notes offering to purchase a portion of our outstanding 0.625% convertible senior notes due 2025 (the “2025 Notes”) and 1.00% convertible senior notes due 2026 (the “2026 Notes”) concurrent with or subsequent to the offering of Notes and for general corporate purposes, which may include the repayment of existing indebtedness. We expect that certain holders of the 2025 Notes or 2026 Notes that we purchase who have hedged their equity price risk with respect to such 2025 Notes or 2026 Notes will unwind all or part of their hedge positions by buying our Class A common stock or entering into or unwinding various derivative transactions with respect to our Class A common stock. As a result, our anticipated purchases of 2025 Notes and 2026 Notes and the potential related market activities by holders of such repurchased 2025 Notes or 2026 Notes could increase (or reduce the size of any decrease in) the market price of our Class A common stock. No assurance can be given as to how much, if any, of the 2025 Notes or the 2026 Notes will be repurchased or the terms on which they will be repurchased.

The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by Wayfair and certain Wayfair domestic subsidiaries that guarantee the Issuer’s senior secured revolving credit facility and existing senior secured notes. The Notes and related guarantees will be secured on a first-priority basis by liens on the same assets that secure the Issuer’s senior secured revolving credit facility and existing senior secured notes.

Substantially concurrently with the issuance of the notes, we intend to enter into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”) to, among other things, establish a new credit facility (the “Revolver”), which we expect will (x) extend the maturity of the credit facilities to 2030 (subject to a springing maturity in certain circumstances) and (y) provide for commitments in an aggregate amount up to $500.0 million. Syndication efforts to arrange the Revolver are ongoing and there can be no assurance that the Amended and Restated Credit Agreement will be entered into on the terms described herein or at all. The completion of the offering and the issuance of the Notes is not conditioned upon the closing of the Amended and Restated Credit Agreement and vice versa.

The Notes and related guarantees will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any securities. Any offer of the Notes and related guarantees is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. This press release also shall not constitute an offer to purchase, a solicitation of an offer to sell, or notice of redemption with respect to any of Wayfair’s outstanding convertible notes.

About Wayfair

Wayfair is the destination for all things home, and we make it easy to create a home that is just right for you. Whether you’re looking for that perfect piece or redesigning your entire space, Wayfair offers quality finds for every style and budget, and a seamless experience from inspiration to installation.

The Wayfair family of brands includes:

•	Wayfair: Every style. Every home.

•	AllModern: Modern made simple.

•	Birch Lane: Classic style for joyful living.

•	Joss & Main: The ultimate style edit for home.

•	Perigold: The destination for luxury home.

•	Wayfair Professional: A one-stop Pro shop.

Wayfair generated $11.9 billion in net revenue for the year ended December 31, 2024 and is headquartered in Boston, Massachusetts with global operations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal and state securities laws. All statements other than statements of historical fact contained in this press release, including statements regarding whether we will offer and issue the Notes and the terms of the Notes; the anticipated use of the net proceeds from the offering of the Notes; expectations regarding the repayment of Wayfair’s outstanding convertible notes; whether we will enter into the Amended and Restated Credit Agreement; and expectations regarding the Amended and Restated Credit Agreement, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “continues,” “could,” “intends,” “goals,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on current expectations of future events. We cannot guarantee that any forward-looking statement will be accurate, although we believe that we have been reasonable in our expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. We believe that these risks and uncertainties include, but are not limited to, adverse macroeconomic conditions, including economic instability, changes in tax laws, regulations and new or increased tariffs, including based on the recent U.S. presidential election, export controls, sustained higher interest rates, inflation, slower growth or the potential for recession, disruptions in the global supply chain and other conditions affecting the retail environment for products we sell, and other matters that influence consumer spending and preferences, as well as our ability to plan for and respond to the impact of these conditions; our ability to acquire and retain customers in a cost-effective manner; our ability to increase our net revenue per active customer; our ability to build and maintain strong brands; our ability to manage our growth initiatives; and our ability to expand our business and compete successfully. A further list and description of risks, uncertainties and other factors that could cause or contribute to differences in our future results include the cautionary statements herein and in our most recent Annual Report on Form 10-K and in our other filings and reports with the Securities and Exchange Commission. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this press release and, except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

Media Relations Contact:

Tara Lambropoulos

PR@Wayfair.com

Investor Relations Contact:

James Lamb

IR@wayfair.com